DUNE ENERGY, INC. SUCCESSFULLY COMPLETES FOUR WELLS AND
PROVIDES UPDATE ON CLOSING OF ACQUISITION OF BARNETT SHALE
PROPERTIES

     July 12, 2005 - Dune Energy, Inc. ("Dune" or the "Company") (AMEX: DNE) announced today the successful completion of two wells drilled on each of (i) its Welder Ranch acreage, located in Victoria County, Texas and (ii) its Pearsall property, located in Frio County, Texas.

     Welder Ranch Property: The Vaquero #1 was completed in the 9,300 foot sand. The payzone was determined to be gas productive, with relatively low permeability. The well was fracture stimulated ("fraced") and put on test, during which time the well produced natural gas at a rate of 1.5 MMcf/d and 34 B/d of condensate on an 18/64" choke, with flowing tubing pressure of 1,000 psi. The Vaquero #1 will be connected to a gas line within the next three days. Dune owns a 57.5% net working interest in this well.

     The Vaquero #2 was perforated in the 12,000 foot horizon. During a test, the well produced 2.4 MMcf/d of natural gas and 36 B/d of condensate on a 10/64" choke, with flowing tubing pressure of 4,050 psi. The well is presently shut in awaiting pipeline connection, with a surface pressure of 7,500 psi. It is expected that gas sales will commence on or about July 18, 2005. Based upon initial review of data, it is expected that the Vaquero #2 will be fraced, which management and outside consultants believe could dramatically increase the current flow rate. Such decision will be made following a relatively short period of production. The 9,300 foot payzone encountered in the Vaquero #1 was also tested to be productive in the Vaquero #2, and will be categorized as "Proved Behind Pipe.” Dune holds a 51.9% net working interest in the Vaquero #2.

     Dune has identified at least two additional offset/twin proved undeveloped ("PUD") locations that will be drilled by yearend, pending rig availability. Management has high expectations for meaningful increases in production and proved reserves both from its ongoing Welder Ranch development as well as from other potentially high impact amplitude anomalies identified on the property.

     Pearsall Project: Dune has recently completed two wells utilizing dual horizontal laterals from existing wellbores in order to test the Lower Austin Chalk formation. The two wells are currently producing oil at a combined rate of 150 B/d. Management expects continued production increases as water used during drilling operations is recovered. Pending continued testing and rig availability, the Company anticipates drilling up to an additional 22 locations on its leased and optioned acreage. Dune owns a 27% working interest in the first Pearsall well, and a 40% working interest in the second.

     Dr. Amiel David, President and COO, stated "We are quite pleased with the success of our exploration efforts on the Welder Ranch, and excited about additional exploratory potential on the property. Our Pearsall development project should provide Dune with low risk incremental production and cash flow."

     Barnett Shale Acquisition: As previously announced, Dune has signed a definitive Asset Purchase and Sale Agreement to purchase certain producing and non-producing natural gas and oil properties located in the Barnett Shale play in the North Texas Fort Worth Basin. In order to afford both the Seller and the Company additional time to satisfy required conditions to Closing, the parties have moved the scheduled Closing Date of the transaction from July 20, 2005 to August 4, 2005. As previously reported, Dune has received a commitment from Standard Bank Plc to loan up to $50 million, subject to certain covenants and conditions. The remainder of the purchase price, together with additional funds to support the Company’s intended aggressive drilling program, will be raised through Dune’s issuance of a combination of subordinated debt and equity.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-KSB filed with the U.S. Securities and Exchange Commission.

Contact:

Company Contact: Alan Gaines Chairman & CEO	or	Ron Stabiner The Wall Street Group, Inc. (713) 888-0895 (212) 888-4848